Exhibit 99.1

October 16, 2013

To our Stockholders:

This letter is written to inform our shareholders of recent inaccurate information that has been disseminated to the public by an individual who uses the media network titled “Seeking Alpha” as his public forum. This particular individual uses scare tactics and completely unsupportable comments in his attempt to alarm our shareholders because he has taken a “short position” in our publicly traded securities and wishes to manipulate our stock for his benefit. The two most recent articles written are titled: “GreenHunter—Ongoing Concerns... Failed Asset Sale, Negative Working Capital, No More Room On Shelf” and “Green Hunter Continues To Be Challenged”. Without giving this individual too much credit, I wish to at least outline obvious inaccuracies in these recent articles.

•	“…GreenHunter cut its 2013 revenue guidance…” RESPONSE: We have actually significantly increased our revenue guidance for 2013. See Press Release dated September 27, 2013.

•	“…GreenHunter failed to sell the assets it planned to sell, leading to the Company “guiding up” its expected revenue…” RESPONSE: We have actually sold non-core assets this year at a substantial gain over their book value. See Press Release dated June 11, 2013.

•	“…and it remains unclear how dividends on preferred stock will be funded…” RESPONSE: We have continued to pay all dividends on our preferred stock on a monthly basis and we continue to pay principal and interest on our outstanding convertible note through internally generated cash flow.

•	“…One possible explanation for why GreenHunter’s former CFO (who had also been an executive at Magnum Hunter) may have left GreenHunter recently is that it appears the recent preferred issuances could be funding dividends on existing preferred…” RESPONSE: Our former CFO had worked with me for over 20 years and made his own decision to retire. We have attracted a highly experienced CFO and new accounting talent who have continued to build out our accounting department in a manner that provides timely reporting of all financial data necessary for senior management to oversee the Company.

•	“…One other consideration worth noting—competitor Nuverra (NES) is much larger but has had similar funding and operational issues, and the previous leading provider of modular above-ground storage tanks, Poseidon Concepts, went bankrupt after admitting to falsifying financial statements. One of the reasons to invest in small cap companies is the hope that one day they might grow larger and achieve premium valuations associated with successful, mature businesses. Nuverra and Poseidon’s issues dim that hope for GreenHunter, tarnishing the case for investing in the stock and challenging the underlying valuation support for GreenHunter’s preferred and common stock…” RESPONSE: GreenHunter is nothing like either Nuverra or Poseidon Concepts. Our business models are totally different. Nuverra is primarily a trucking company that has over the past year acquired saltwater disposal wells in regions where GreenHunter has chosen

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to avoid at this time. Nuverra also operates businesses totally unrelated to our operations at GreenHunter. Poseidon Concepts was a Canadian based company that was only in the business of building and selling/leasing above ground storage tanks to the oil and gas industry. The company went into bankruptcy due to accounting irregularities. GreenHunter’s MAG Tank™ is a totally different concept and has just recently been launched as a new product line. This business will likely represent less than 10% of our revenues in 2013.

•	“…GreenHunter (GRH) continues to be precariously positioned from a funding perspective. Despite recent rosy headlines, attendance at expensive conferences and hosting fancy dinners for potential investors, the company seems to be running out of options to raise capital to fund its cash flow negative operations (including capex) and its multi-million dollar preferred dividends…” RESPONSE: Our headlines may appear rosy because they are truthful. That is one thing the short seller hates to see. Our conferences that we attend are not expensive and in most cases are paid for by the Sponsor. We have a small shareholder base that needs to be expanded to enhance our liquidity. We do pay occasionally for dinners but the ones I have attended have not been that fancy or expensive and again are many times paid for by the Sponsor of the conference. I can assure you that we do have many options to choose from regarding additional capital. We are being extremely selective to assure the maximum return to our shareholders.

Senior management and the Board of Directors of GreenHunter recognize the need for additional capital to fuel our growth expectations. We don’t need a short seller to remind us of this necessity. As a former banker of eight years and having raised over $3 Billion on Wall Street over my 30 year career in the energy industry, I am highly confident of our ability to access the capital markets appropriately. We have chosen to not raise common equity because we believe our share price is SIGNIFICANTLY undervalued. No different than the recent experience at the other NYSE company where I serve as Chairman and CEO (Magnum Hunter Resources Corporation), where they have accessed the public markets at the appropriate time and therefore its shareholders have benefitted handsomely. The share price at MHR is up over 75% this year alone and up over 1600% since I took over the Company in May of 2009. The short sellers at Magnum Hunter have experienced huge losses.

As the largest shareholder of GreenHunter Resources, I am acutely aware of our growth plans and needs for expansion capital. We are working with a number of financial institutions in structuring new capital that meets our needs and that is minimally dilutive to the common shareholder. We hope to announce our progress in these negotiations that are ongoing daily sometime in the near future. Our field personnel have worked tirelessly this year in bringing the utilization rate of our existing assets to, in most cases, maximum capacity. You will see the results of this effort in our upcoming financial reporting period ending September 30, 2013. We are generating positive cash flow and are in a unique position to substantially grow our asset base in some of the most active shale plays in the United States.

We hope that you will not be swayed by unsubstantiated comments by parties who have taken a short position in our securities and have no desire to see us succeed. They wish to profit by causing you unnecessary fear. Those of you who have invested with me over the past 30 years know the kind of person I am and that I am 100% committed to make sure we succeed together at GreenHunter Resources. We have an extremely bright future in an industry that is in a high growth mode.

The information in this letter shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference into any registration statement or other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Gary C. Evans
Chairman

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